{DAISYTEK LOGO}

                     Daisytek Declares Dividend Distribution
                       of Preferred Share Purchase Rights

PLANO, Texas (Oct. 15, 1999) - Daisytek International Corporation (Nasdaq: DZTK) today announced that its board of directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders.
         Mark C. Layton, president, chief executive officer and chief operating officer of Daisytek, said, "The rights plan is intended to enable all Daisytek stockholders to realize the value of their investment in the company. The rights plan was adopted following the receipt by the company's board of directors of an unsolicited letter offering to acquire the company's outstanding shares. After considering a variety of factors, including the analysis of Hambrecht & Quist, the company's financial advisor, the board determined that such offer was inadequate and inconsistent with Daisytek's previously disclosed plans to spin-off PFSweb, Inc., the company's e-commerce logistics business unit."
         In connection with the rights plan, the board declared a dividend of one preferred share purchase right (a "Right") for each share of the company's common stock outstanding on Oct. 25, 1999 (the "Record Date"). The Rights will expire on Oct. 25, 2009.
         The Rights will be exercisable only if a person or group acquires 15% or more of Daisytek's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $70.
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Daisytek Declares Dividend Distribution of Preferred Share Purchase RightsPage 2

         If Daisytek is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such exercise price. In addition, if a person or group acquires 15% or more of Daisytek's outstanding common stock, each Right will entitle its holder (other than such person or member of such group) to purchase, at the Right's then-current exercise price, a number of the company's common shares having a market value of twice such exercise price.
         Under certain circumstances, the board of directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (or one-thousandth of a share of the new series of preferred stock) per Right.
         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of Daisytek's common stock, the Rights are redeemable for one-tenth of one cent per Right at the option of the board of directors. Prior to such time, the terms of the Rights may be amended by the board.

                                      # # #

Background: Daisytek is the world's leading distributor of computer and office automation supplies and accessories, such as inkjet and toner cartridges, diskettes and other data-storage media, copier and fax supplies, and printer ribbons. Serving more than 25,000 customer locations in over 50 countries, Daisytek distributes in excess of 10,000 consumable products from more than 150 manufacturers. Leading manufacturers Daisytek represents include Hewlett-Packard, Sony, Canon, Epson, Kodak, Okidata, Lexmark, IBM, Imation, Apple, Xerox, Panasonic, and Digital Equipment Corporation. Through its strategic alliance with FedEx, Daisytek provides next business day delivery throughout North America to its customers. Daisytek is headquartered in Plano, Texas, and maintains sales and distribution centers in Atlanta, Chicago, Los Angeles, Miami, Memphis, Mexico City, Singapore, Sydney, Toronto and Vancouver.

PFSweb is an international provider of transaction management services for both traditional and e-commerce companies and provides a comprehensive suite of services, including order management, customer care services, billing services, information management and distribution services. PFSweb operates in the United States, Canada and Europe.

The Tape Company, a Daisytek subsidiary headquartered in Chicago, Ill., is the leading U.S. distributor of professional grade tape products to the film, entertainment and multimedia industries. The Tape Company distributes more than 2,000 products to over 18,000 customers.
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Daisytek Declares Dividend Distribution of Preferred Share Purchase RightsPage 3

The matters discussed in this news release and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of acquired business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations and the regulatory and trade environment (both domestic and foreign). A description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated March 26, 1998, the Company's 10-K for the fiscal year ended March 31, 1999,and the Company's 10-Q for the period ended June 30, 1999. This news release also contains other forward-looking statements, including those related to an anticipated initial public offering and spin-off. Consummation of the transactions is uncertain and realization of the anticipated results could take longer than expected and implementation difficulties and market factors could alter anticipated results. Actual results could differ materially from those projected in the forward-looking statements.

This news release and more information about Daisytek, PFSweb and The Tape Company are available at www.daisytek.com, www.pfsweb.com, www.thetapecompany.com and www.arli.com. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.